                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
           Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 33-78792

                        BENEDEK BROADCASTING CORPORATION
             (Exact name of registrant as specified in its charter)

                           ---------------------------

                Delaware                               13-2982954
        (State of Incorporation)         (I.R.S. Employer Identification Number)

                           ---------------------------

                         Subsidiary Guarantor Registrant

           Benedek License Corporation                     Delaware                         36-4081877
(Exact Name of Subsidiary Guarantor as Specified   (State of Incorporation)   (I.R.S. Employer Identification Number)
in its Certificate of Incorporation)

                           ---------------------------
                    100 Park Avenue, Rockford, Illinois 61101
                                 (815) 987-5350
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           ---------------------------

                      11 7/8% Senior Secured Notes due 2005
            (Title of each class of securities covered by this Form)

                                      None

   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [   ]        Rule 12h-3(b)(1)(ii)  [   ]
Rule 12g-4(a)(1)(ii)  [   ]        Rule 12h-3(b)(2)(i)   [   ]
Rule 12g-4(a)(2)(i)   [   ]        Rule 12h-3(b)(2)(ii)  [   ]
Rule 12g-4(a)(2)(ii)  [   ]        Rule 15d-6            [ X ]
Rule 12h-3(b)(1)(i)   [   ]

        Approximate number of holders of record as of the certification or notice date: None

         Pursuant to the requirements of the Securities Exchange Act of 1934, Benedek Broadcasting Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: July 28, 1999            BENEDEK BROADCASTING CORPORATION
                               (Registrant)


                                By:  /s/ Ronald L. Lindwall
                                     -------------------------------------------
                                     Name:   Ronald L. Lindwall
                                     Title:  Senior Vice President - Finance and
                                             Chief Financial Officer


         Pursuant to the requirements of the Securities Exchange Act of 1934, Benedek License Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  July 28, 1999            BENEDEK LICENSE CORPORATION
                                (Subsidiary Guarantor Registrant)

                                By:  /s/ Ronald L. Lindwall
                                     -------------------------------------------
                                     Name:   Ronald L. Lindwall
                                     Title:  Senior Vice President - Finance and
                                             Chief Financial Officer